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                                                                    Exhibit 10.3

                         VALUE-ADDED RESELLER AGREEMENT

Preamble

This International Value-added Reseller Agreement ("Agreement") is entered into by and between SmartSources.com, Technologies Inc., a corporation organized under the laws of the country of British Columbia Canada, with its principal place of business at 2030 Marine Drive, Suite 100, North Vancouver, BC V7P 1D7 (hereinafter referred to as "VAR") and Ultraseek Corporation, a California corporation, with its principal place of business at 1399 Moffett Park Drive, Sunnyvale, California 94089-1134 U.S.A. (hereinafter referred to as "Infoseek" or "Ultraseek").

Recitals

A. Infoseek is a developer and supplier of search engine software products and desires to appoints VAR as a sales reseller for such products.

B. VAR is a reseller to end users of products compatible with Infoseek products and adds value to Infoseek products by providing integration into web designs, intranet development, server hardware sales or consulting services and desires to serve as Infoseek reseller, all within the territory hereinafter specified.

NOW, THEREFORE, in consideration of the facts and premises contained in the above Recitals and the covenants, terms, and conditions set forth in the Agreement below, the parties hereto agree as follows:

Agreement

1. Definitions. As used herein, the terms listed below shall have the following meanings:

1.1 "Software" means those computer software products, including documentation, distributed electronically by Infoseek which are listed in Attachment A. Infoseek reserves the right to discontinue the distribution, maintenance or license of any Software and the right to improve or change the design of any Software, and Infoseek shall not incur any liability thereby or any obligation to provide such improvements on Software for which licenses were previously purchased and/or sold by VAR.

1.2 "Customers" means end users located in the Territory (as defined in Section 2). Customers exclude anyone acquiring the Software for resale, whether separately, bundled, or modified.

2. Appointment as VAR. Infoseek hereby appoints VAR and VAR hereby accepts said appointment as Infoseek's non-exclusive reseller to sell Software licenses on workstations/computers primarily within the following geographic area (hereinafter referred to as the "Territory"): UNITED STATES AND CANADA; such appointment to continue for the term hereinafter provided and to be subject to the terms and conditions herein.

3.     Responsibilities of VAR. Throughout the term hereof:

3.1 Sales Effort. VAR shall use its best efforts to promote, sell, and otherwise create a market for Software licenses within the Territory, which may include, without limitation, sales calls, direct mail solicitation, advertising in technical journals and other publications or media and participation in trade shows and exhibits, and distribution of Software evaluation units. The VAR is tasked primarily with providing a complete software solution to Customers. VAR shall identify an individual manager whose responsibility it will be to coordinate all efforts of VAR and act as a liaison person to Infoseek. At its own expenses VAR shall, in the reasonable judgment of Infoseek, maintain staff, facilities and inventory capable of achieving sales objectives jointly agreed upon by Infoseek and VAR from time
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     to time. The purchase requirements are specified in Attachment B. VAR shall maintain sufficient staff to adequately perform the following activities on behalf of the Software:
          Order tracking;
          Proactive lead generation and follow up;
          Outbound sales calls;
          Forecasting; and
          First level Pre-Sales Technical Support

3.2 Advertising. Infoseek may from time to time engage in both product and institutional advertising and merchandising. As a part of this program, Infoseek may at its discretion include VAR's name in such advertising. VAR agrees to participate in joint advertising programs with Infoseek, but will not engage in any advertising of the Software without Infoseek's prior written permission.

3.3 Guarantees Limited to Those of Infoseek. VAR will make no representation, guarantees or warranties regarding the performance or functional characteristics of the Software beyond those stated in Infoseek's applicable on-line end user license agreement.

3.4 Monthly Reports. VAR shall submit to Infoseek by the fifth (5th) day of every month reports and forecasts in electronic and hard copy formats containing such pertinent information about the Customers, and Software and the distribution thereof within the Territory as Infoseek shall reasonably request including, without limitation:

     a. Distribution reports containing:
          1. the volume and dollar amount of Software licenses purchased and distributed by VAR during the prior month;
          2.   installation of Software evaluation units at Customer site(s);
               and
          3. names, addresses (including zip or postal codes) of all purchasers of Software licenses during the prior month; and

     b. Good faith forecasts for license sales of each of the Software products by month for the next three (3) months. Infoseek may modify the format and information requirements of the reports from time to time by notice to VAR.

3.5 Competing Products. It is understood that VAR may offer, sublicense, sell, distribute, design, or manufacture products which are deemed, in the reasonable opinion of Infoseek, to be competing with the Software. In such event Infoseek may be required to withhold certain information from time to time regarding Infoseek's general marketing strategies and product release schedules.

3.6 Compliance with Territory Laws. VAR agrees to comply with all applicable laws and regulations currently existing in the Territory relating to the Software, and further agrees to take such steps as are necessary to ensure that the Software and the technical data pertaining thereto, are not exported to any destination prohibited by applicable laws and regulations of the United States government and its agencies.

3.7 Not Decompile or Develop Passwords. VAR agrees not to attempt to decipher or decompile the Software or develop source code for the Software or knowingly allow others to do so.

3.8 Proprietary Information and Trademarks. VAR shall abide by the provisions of Section 7 concerning non-disclosure of Proprietary Information (as therein defined) of Infoseek, conditions of and restrictions upon the use of Infoseek name and trademarks, and the protection of Infoseek copyrights, patents, and other proprietary rights.

3.9 Support and Update Services. VAR agrees to provide first level end-user support for those Customers who have purchased Software licenses from the VAR in the Territory. In these regards, if a Customer contacts VAR with an operating problem, VAR shall use its best efforts to solve it; however, if there is an error in the Software documentation causing such problem, or if VAR is
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     otherwise unable to solve such problem despite its best efforts to do so,
     VAR shall notify Infoseek who agrees to use reasonable efforts to solve the problem and provide to VAR, or directly to the Customer, any necessary corrections. The foregoing does not constitute a warranty to VAR or to Customers. If available for the Software licensed hereunder, VAR agrees to use its best efforts to assure that all Customers purchasing Software licenses also participate in Infoseek's Support and Update Services plan. Infoseek's current Support and Update Services plan is described in Attachment C which may be amended from time to time upon notice from Infoseek. Infoseek will be responsible for providing Updates (as defined in Attachment C) to the VAR and the VAR, at Infoseek's option, may be responsible for providing Updates to Support and Update Services plan participants.

3.10 Achievement of Objectives. VAR shall use its best efforts to achieve or exceed the respective Quarterly Purchase Goals shown in Attachment D. VAR performance against such Quarterly Purchase Goals shall be computed based upon the total applicable dollars invoiced to VAR by Infoseek during the applicable quarter, net of Software returns received by Infoseek during such quarter. These Quarterly Purchase Goals are not intended to be guarantees, but rather to be objectives, and failure to achieve such objectives during any quarter may be cause for termination of this Agreement.

4.   Responsibilities of Infoseek. Throughout the term hereof:

4.1 Non-Exclusive VAR. Infoseek may at its discretion sell or permit other persons to sell Software licenses and Support and Update Services plans within the Territory.

4.2 Training. Infoseek at its expense may hold training sessions for VAR's representatives, and upon introduction of new Software, by providing access to online materials, video training and/or online conferences.

4.3 Products Meet Specifications. Infoseek will supply Software to VAR under this Agreement which shall substantially conform to the product specifications as set forth in the applicable Software documentation. The foregoing does not, in any way, constitute a warranty on the Software; the sole warranty concerning the Software, if any is set forth in the applicable on line end user license agreement (the "License") for the Software. Infoseek current form(s) of License is attached as Attachment E. Infoseek reserves the right to modify the License from time to time.

4.4 Proprietary Information and Trademarks. Infoseek shall abide by the provisions of Section 7 concerning protection of its trademarks, copyrights and patents; and defense of VAR for actions involving persons asserting that the Software infringes their proprietary rights.

4.5 Support. Infoseek shall honor its obligations pursuant to Paragraph 3.10 above for Customers purchasing Support and Update Services plans from VAR pursuant to Paragraph 5.4.

5.   Terms of Sales.

5.1 Evaluation (Disabled) Copies. Infoseek will provide to VAR an enabling key and a copy of the software for evaluation, prior to purchase for a period of up to 30 days.

5.2  Licensed (Enabled) Copies.

     a. When VAR has an order from a Customer for the Software, VAR will place an order with Infoseek. Upon acceptance of such order, Infoseek shall deliver to the VAR the license key enabling the Software. Upon such delivery of the Software license key to VAR the sale of the license shall be deemed completed and VAR shall pay to Infoseek the applicable amount, pursuant to Attachment A hereto.



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     b.   Orders pursuant to Paragraph 5.2(a) above may be placed by facsimile followed by mailing the signed original purchase order. The order may be accepted by facsimile. Any provisions on a VAR purchase order or any Customer purchase order and Infoseek sales order are inapplicable except as to the quantity of Software license orders and orders accepted.

5.3 Taxes. All prices are in U.S. dollars and are exclusive of taxes. VAR shall pay all taxes, whether currently or hereafter applicable, assessed or arising out of transaction, including, without limitation, occupation, property, excise, value-added sales or use taxes imposed upon the VAR, Infoseek or the Software, but not including any taxes based upon Infoseek's net income.

5.4 Infoseek Support and Update Services. Unless otherwise agreed to in writing, and except and as provided in the License, prices do not include, and Infoseek shall have no responsibility for, installation and/or maintenance of the Software. Notwithstanding the foregoing, VAR may purchase Support and Update Services from Infoseek, if available for the Software licensed, pursuant to Paragraph 3.9 for a Support and Update Services plan participant by ordering same.

5.5 Non-price terms. VAR agrees that its acquisition of the Software is governed by the License. Infoseek agrees to permit VAR to distribute the Software using the License, and only the License, to its Customers. VAR agrees that all Software it provides its Customers shall include the License.

5.6 Price Terms. Prices for Software and Support and Update Services provided by Infoseek to VAR from time to time hereunder shall be at Infoseek's then current published retail list prices adjusted by the applicable VAR discount specified in Attachment A in effect at the time the order is accepted by Infoseek. Infoseek reserves the right at its sole discretion to increase or decrease the full list price and the discount specified in Attachment A at any time upon notice to VAR. Notwithstanding the foregoing, if Infoseek shall increase the full list prices, Infoseek shall honor the out-dated prices for any order placed within thirty (30) days of such increase where the most recent quotation was one property given by VAR to a Customer based upon the out-dated prices.

5.7 Payment Terms. Payment and payment terms are specified in Attachment A hereto.

5.8 Orders. All orders are subject to acceptance by Infoseek. Infoseek agrees that so long as VAR is not in breach of this Agreement, Infoseek will promptly accept orders from VAR for current items. Prices for all Software ordered shall be based on the Attachment A discount in effect on the date Infoseek accepts the order from VAR.

6.   Placement of Orders and Delivery

     No Consequential or Incidental Damages. Upon acceptance of orders placed by VAR, Infoseek will exercise its reasonable efforts to deliver the Software license keys enabling the Software in accordance with such orders, but if, for any cause, Infoseek should fail to make such deliveries or fail to make them within the time specified in the orders, Infoseek shall not be liable for any damages by reason of such failure or delay. IN NO EVENT SHALL INFOSEEK BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES DUE TO DELAYS IN DELIVERY HOWEVER CAUSED.

7.   Proprietary Information/Nondisclosure: Trademarks.

7.1 Nondisclosure of Proprietary Information. VAR acknowledges that, in the course of acquiring and distributing the Software and performing its duties under this Agreement, it will obtain information relating to the Software, and to Infoseek which is of a confidential and proprietary nature and therefore requires that certain steps be taken to ensure its protection. The term "Proprietary Information" shall mean all information Infoseek discloses to VAR which has been either characterized in writing as confidential at the time of its disclosure or orally characterized as confidential at the time of disclosure and such characterization is confirmed in writing within fifteen (15) days of such disclosure, except for information which:



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     a.   is previously rightfully known to the VAR without restriction on disclosure; or

     b. is or becomes, from no act or failure to act on the VAR part, generally known in the relevant industry; or

     c. is disclosed to the VAR by a third party as a matter of right and without restriction on disclosure.

     The VAR shall have the burden of proving by clear and convincing evidence that one (1) of the foregoing three (3) exceptions applies and shall notify Infoseek of any proposed disclosure in reliance upon any of such exceptions at least fifteen (15) days in advance specifying the proposed disclosure and the relevant exception(s).

     Although certain information may be generally known in the relevant industry, the fact that Infoseek uses same may not be so known and in such instance would comprise Proprietary Information if so characterized. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which the Infoseek combines them, and the results obtained thereby, are so known and in such instance would also comprise Proprietary Information if so characterized. Such Proprietary Information may include, not by way of limitation, trade secrets, know-how, inventions, techniques, processes, programs, schematics, theories of operation, software source documents, data, customer lists, financial information, and business, sales and marketing plans and data.

     VAR shall at all times, bot during the term of the Agreement and for a period of at least four (4) years after its termination, keep in confidence and trust all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties under this Agreement, nor shall VAR disclose any of such Proprietary Information without the written consent of Infoseek. VAR shall not disclose Proprietary Information to any consultant to or employee of VAR who does not have the need to know same to perform work for VAR and who is not party to an agreement with VAR to maintain the confidentiality of the Proprietary Information.

7.2 Use of Infoseek's Name. Subject to Section 7.3 below, VAR is permitted to use the name and logo of Infoseek and Ultraseek Server for all proper purposes in the sale of Software licenses and the performance of VAR duties under this Agreement. As per Section 8.7 below upon termination of this Agreement for any reason, VAR shall discontinue the use of Infoseek and Ultraseek Server name and logo in any sign or advertising and thereafter shall not use the name(s) or logo(s) directly or indirectly in connection with its business, nor use any other name, title or symbol so nearly resembling the Infoseek or Ultraseek Server name or logo as to be likely to lead to confusion or uncertainty or to deceive the public.

7.3  Use of Trademark

     a. It is expressly agreed that the ownership and all right, title and interest in and to any trademark, trade name, patent, copyright or other proprietary right relating to the Software is and shall remain vested solely in Infoseek; provided, however, that as permitted by this Agreement, VAR may use any existing or future trademark, trade name, patent, copyright or other proprietary right relating to the Software, such use to be limited to sublicensing, promoting, selling, installing or maintaining the Software. VAR shall continually use its best efforts to protect Infoseek trademarks, trade names, patents, copyrights, and other proprietary rights, but shall not be required to initiate legal action against third parties for infringement thereof provided VAR notifies Infoseek of any infringement of which it has actual knowledge. VAR shall not use, directly or indirectly, in whole or in part, Infoseek name or any other trade name or trademark that is owned or used by Infoseek ("Marks") in connection with any product other than the Software, without the prior written consent of Infoseek. Upon notice from Infoseek of its objection to any improper or incorrect use of such Marks, VAR shall correct or change such usage. VAR shall indemnify and hold Infoseek harmless from any and all liability, charges and/or costs of defending against claims arising from the intentional improper use by VAR of such Marks after Infoseek has in writing objected to VAR use of them.
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     b.  All use by VAR of the Marks shall inure exclusively to the benefit of
         Infoseek and Infoseek shall retain the exclusive right to apply for and obtain registration of the Marks in all states of the United States and all countries of the world. Upon request of Infoseek, VAR shall assist Infoseek, but not bear the expense of, securing patents, trademarks, trade names or copyrights in the Territory in which Software licenses are or will be sold under this Agreement, for technology or products developed by Infoseek, or names or material originated by Infoseek. Except as described in the previous sentence, VAR agrees not to obtain or attempt to obtain by any manner whatsoever any right, title or interest in or to any of the Marks or any mark or name confusingly similar thereto. VAR shall, and hereby does assign to Infoseek any and all proprietary interests it may obtain under the law of any jurisdiction in the Territory in the name and/or trademarks or words associated with Infoseek, or the Software, due to use or registration by VAR of such names, trademarks or words in the Territory. Unless otherwise agreed to in writing by Infoseek VAR shall sell Software licenses only under the Marks affixed thereon or on the packages in which they are delivered and VAR shall not have the right to eliminate such Marks or add any other trademark, copyright or patent notice, or trade name thereto.

7.4 Ownership of Improvements. VAR hereby agrees to communicate promptly to Infoseek any and all modifications, design changes or improvements to the Software suggested by any Customer, employee, consultant or agent of VAR. VAR may not modify the Software in any way without the prior written consent from Infoseek.

7.5 Return of Materials Upon Termination. As per Paragraph 8.6b. below, upon termination of this Agreement at any time, for any reason, VAR shall immediately return to Infoseek all Proprietary Information (including all copies thereof) then in the possession or custody or control of VAR.

7.6 Infringement. Infoseek agrees to defend or settle at its option any action at law against VAR to the extent arising from a claim that a permitted use of the Software under this Agreement infringes any U.S. patent, U.S. copyright or other U.S. intellectual property right, provided VAR gives Infoseek notice of any such claim within ten (10) days of VAR notice thereof and Infoseek has control of such defense or settlement negotiations and VAR provides reasonable assistance in its defense. In the event of such a claim of infringement, Infoseek, at its option, may provide VAR with substitute Software to replace Software then on order by VAR. Infoseek will not be liable under this Section 7.6 if the infringement arises (a) out of Infoseek's compliance with VAR's written instructions for the marking, labeling, or design of Software or (b) out of VAR's activities after Infoseek has notified VAR that Infoseek believes in good faith that VAR activities will result in such infringement. Infoseek's liability to VAR under this Section 7.6 shall be limited to the amount paid to Infoseek by VAR for the Software causing the infringement giving rise hereto. The foregoing states the entire liability of Infoseek with respect to infringement of copyrights, trademarks or other intellectual property rights.

8.   Term and Termination.

8.1 Term. This Agreement shall be effective on the date executed by Infoseek, (the "Effective Date") and shall continue in full force and effect for twelve (12) months thereafter (the "Initial Term"). Notwithstanding the foregoing, this Agreement may be terminated pursuant to the following
     Section 8.2. Infoseek reserves the right to revise the Quarterly Purchase Goals as defined in Attachment E at the end of the Term. Any renewal of this Agreement shall be upon mutually agreeable pricing, terms and conditions mutually agreed upon by both parties and specified in an Amendment to this Agreement.

8.2  Termination.

     a. Mutual Consent. This Agreement may be terminated at any time upon mutual consent of the parties, evidenced by a written agreement signed by an authorized officer or representative of VAR and by an officer of Infoseek.

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     b.  For Cause.  Either party may terminate this Agreement upon written notice to the other party without advance notice if the other party:

         i. materially breaches the terms of this Agreement (and without any attempt to list all material breaches, any delinquency by VAR in transmitting any due payment or status reports to Infoseek is hereby deemed to be a material breach of this Agreement by VAR) and such default continues uncorrected for a period of thirty (30) days after notice in writing thereof to such other party (or in the case of monies due ten (10) days); or


         ii. becomes insolvent or is adjudged as bankrupt; makes an assignment for the benefit of creditors; has a receiver appointed; files a petition of bankruptcy; initiates reorganization proceedings; causes or permits to occur any similar event under the laws of its domicile; or ceases to conduct its operations in normal course of business.

     c. Upon Merger. This Agreement shall be subject to immediate termination upon the occurrence of any of the following unless Infoseek provides prior written consent thereto, which consent will not be unreasonably delayed or withheld:

         i. VAR is acquired, merged into, or consolidated with another corporation or organization; or

         ii. VAR sells, transfers or leases all or any substantial part of its assets except in the ordinary course of business; or

         iii. One valid reason for Infoseek withholding its consent is reasonable doubt that VAR's successor assignee can adequately perform VAR's duties under this Agreement or carries competing software.

     d. Failure to Meet Goals. This Agreement may be terminated by Infoseek upon thirty (30) days notice if VAR fails to meet the Quarterly Purchase Goals specified on Attachment D for any quarter.

     e. For Convenience. Either party may terminate this Agreement for its convenience upon at least thirty (30) days prior written notice to the other party.

8.3 Procedure Upon Termination. Upon the effective date of such termination, neither party shall have any further or other obligation to the other, except as follows:

     a. Processing Accepted Orders. Provided termination has not occurred pursuant to Paragraph 8.2b. hereof, Infoseek shall process and complete all orders received and confirmed prior to the notice of such termination. If termination has occurred pursuant to Paragraph 8.2b. hereof, Infoseek may, but shall not be obligated to, process such orders.

     b. Payment of Sums Due. VAR shall pay any and all sums then owing to Infoseek hereunder, including all sums payable on account of orders completed under Section 8.4 above.

     c.  Proprietary Information

         i. Maintain Confidentiality of Proprietary Information. For a period of not less than four (4) years after said termination, VAR agrees to maintain in the strictest of confidence any and all Proprietary Information which is received from Infoseek during the term hereof, and to refrain from disclosing the same to any third party for such period.

         ii. Return of Proprietary Information. VAR shall immediately return all Proprietary Information and leads (including all copies thereof) then in VAR's possession. See Section 7.5.
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     d.   Non-use of Name and Trademarks. Except and only to the extent permitted in Section 7.3, VAR shall immediately discontinue the use of the name, trade name, trademark, signs, symbols, stationery, advertising or anything else that might make it appear that VAR is still sublicensing, handling, selling or promoting the Software. Thereafter, VAR will not use, either directly or indirectly, any trademark or trade name owned by Infoseek or any other name, title, expression or mark so nearly resembling the same as to be likely to lead to confusion or uncertainty or to deceive the public.

     e. No Consequential Damages. It is further agreed and understood that Infoseek shall not be liable to VAR in the event of termination, expiration or failure to agree upon an extension of the term of this Agreement, for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of VAR.

     f. Treatment of VAR Customers. Irrespective of any termination, Infoseek shall not take any action which would intentionally harm Customers of VAR licensing Software subsequent to the termination of this Agreement. In this regard, Infoseek will honor its warranty contained in Section 10 and in the License, will respond to requests for information from such Customers, and will honor its duties pursuant to Paragraph 3.9 to VAR.

9.   Warranty.

9.1 License. The warranty Infoseek is providing to VAR on the performance and quality of the Software, if any, is contained in the License. There is no warranty associated with the Infoseek's fulfillment of any support responsibility it may have pursuant to Paragraph 3.9.

9.2 No Upgrade Duty. Except as may be provided in Paragraph 3.9, it is understood that Infoseek shall have no responsibility to upgrade its Software under its warranty obligation or otherwise through the installation or provision of new or improved software programs or packages.

9.3 No Implied or Other Express Warranties. THE FOREGOING WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER OBLIGATION ON THE PART OF INFOSEEK IN THIS REGARD, AND SHALL CONSTITUTE VAR'S SOLE RIGHT AND REMEDY UNDER THIS AGREEMENT WITH RESPECT TO A DEFECTIVE PRODUCT.

9.4 No Consequential Damages. Infoseek shall not be liable, under any legal theory, tort, contract, or otherwise, to VAR, its distributors, dealers, agents or Customers, for lost profits or special, incidental or consequential damages associated with the Software, even if Infoseek shall have been advised of the possibility of such damages.

10.  Miscellaneous.

10.1 Independent Contractor. VAR and Infoseek are and at all times shall be and remain independent contractors as to each other, and at no time shall either be deemed to be the agent of the other, and no joint venture, partnership, agency or other relationship shall be created or implied hereby or herefrom. Except as is expressly set forth herein, each party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like. Neither party has or shall have the power to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other party.

10.2 Assignment. The rights of VAR under this Agreement may not be assigned, in whole or in part, by operation of law or otherwise, without the prior express written consent of Infoseek which consent may be withheld for any reason, and any attempted assignment of rights, duties or obligations hereunder without such consent shall be null and void.


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10.3   Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.

10.4 Severability. If the application of any provision or provisions of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then (a) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby and (b) such provision(s) shall be reformed without further action by the parties to make such provision(s) valid and enforceable when applied to such facts and circumstances.

10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

10.6 Notices. Any notice, request, demand, or other communication required or permitted hereunder shall be in writing and shall be given by personal delivery, U.S. mail, certified, or registered, postage prepaid, return receipt requested or international courier service as applicable, to the parties at their respective addresses first set forth above, or to any party at such other addresses as shall be specified in writing by such party to the other party. All notices, requests or communications shall be deemed effective upon the personal delivery, or two (2) business days following deposit in the U.S. mail or three (3) business days following deposit in an international courier service.


       NOTICES TO INFOSEEK:                  NOTICE TO VAR:
       Ultraseek Corporation                 Smartsources.com, Inc.
       Attention: Legal Department           Attention: Legal Department
       1399 Moffett Park Drive               2030 Marine Drive, Suite 100
       Sunnyvale, CA 94089 USA               North Vancouver, BC V7P 1D7
       Tel: (408) 543-6000                   Tel: (604) 986-0889
       Fax: (408) 734-9358                   Fax: (604) 904-8362

10.7 Paragraph Headings. The paragraph and subparagraph headings in this Agreement are solely for convenience and shall not be considered in its interpretation.

10.8 Limitation of Liability. Any provision herein to the contrary notwithstanding, in no event shall Infoseek be liable for incidental or consequential damages and in no event shall the liability of Infoseek arising in connection with any Software or support hereunder (whether such liability arises from a claim based on contract, warranty, tort or otherwise) exceed the actual amount paid by VAR to Infoseek for such Software licenses or support delivered hereunder.

10.9 Force Majeure. If the performance of this Agreement or any obligation hereunder (except payment of monies due) is prevented, restricted or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; inability to procure raw materials, power or supplies; war or other violence; any law, order proclamation, regulation, ordinance, demand or requirement of any governmental agency or intergovernmental body; or any other act or condition whatsoever beyond the reasonable control of the parties hereto, the party so affected, upon giving notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference for a period of up to four (4) months.

10.10 Waiver. A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or any subsequent breach thereof.

10.11 Entire Agreement: Amendment. This instrument contains the entire integrated Agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, whether written or oral. It may be amended only by a written instrument signed by a duly authorized officer of each party. Any conflicting provision contained in any unilateral document shall be null and void.

10.12 Choice of Law and Forum. Except for that body of law governing choice of law, this Agreement shall be governed by, and construed in accordance with, internal laws of the State of California which govern transactions between California residents. The parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in a court (whether federal or state) located in Santa Clara County in the State of California, and the parties, for the purpose of any such suit or proceeding, irrevocably agree and submit to the personal and subject matter jurisdiction and venue of any such court in any such suit or proceeding and agree that service of process may be effected in the same manner notice is given pursuant to Paragraph 11.6 above.

10.13 Incorporation of Attachments. The Attachments referred to herein and annexed hereto are incorporated and made part of this Agreement.

Authorized Signatures

In order to bind the parties to this Agreement, their duly authorized representatives have signed their names below on the dates and at the places indicated.


     SmartSources.com, Inc.                  Ultraseek Corporation
            ("VAR")                               ("Infoseek")


By: /s/  Nathan Nifco                        By: /s/ Laura R. Beauchesne
------------------------------               -----------------------------------

Name: Nathan Nifco                           Name: Laura R. Beauchesne
------------------------------               -----------------------------------

Title: CEO                                   Title: VP & Deputy General Counsel
------------------------------               -----------------------------------

Date: May 5, 2000                            Date: May 5, 2000
------------------------------               -----------------------------------

                                  Attachment A

                               SOFTWARE/PAYMENTS


A.   SOFTWARE:
     Ultraseek Server & CCE (currently v. 3.1)

B.   CURRENT LIST PRICE
     See Infoseek's then current applicable published U.S. Retail Price List for the Software

C. DISCOUNT LEVEL* (off of Infoseek's then current applicable published U.S. Retail Price List):

     Total Cumulative                        %
     Volume                                  Discount
     ----------------                        -----------
     less than $10K                          10%
     $10K-100K                               20%
     greater than $100K                      30%

     *Volume and discounts shall not apply to Software support sales.

D. Payment for VAR's initial order is due and payable upon execution of this Agreement by VAR, and payments for all subsequent quarterly orders are due and payable upon placement of such orders. Payment remittance shall be to:

     Bank:               Bank of America
                         San Francisco, CA
     ABA Number:         121000358 (DOMESTIC TRANSACTIONS ONLY)
     Account Name:       Infoseek Corporation
     Account Number:     12335-30390
     Swift ID            BOFAUS6S (FOREIGN TRANSACTIONS ONLY)

                                  Attachment B

                              Purchase Requirement


A. VAR agrees to acquire one (1) prepaid license for the Software specifically as restricted:
     Each license is to be resold only to companies for intranet or public web site use (only for content that is owned or controlled by the Customer.)

B. No U.S. or federal government sales under GSA, except as expressly allowed by Infoseek in writing in advance.

C. Assignment of licenses is subject to Infoseek's prior written approval (Infoseek issues the license keys).

D. No sales to educational institutions except as expressly allowed by Infoseek in writing in advance.

                                  Attachment C

                        Support and Update Plan Services


Infoseek acknowledges that neither VAR nor Customer has a license to source code for the Software and therefore, if VAR or Customer is unable to make the necessary correction to the Program Error, Infoseek shall then, within a reasonable timeframe, acknowledge via the same communications media receipt of the problem description and in the timeframes specified below, use commercially reasonable efforts to correct the Program Error. Infoseek's Program Error and Support obligations as specified herein shall apply to the Software release corresponding to the then current Software release or, for a six (6) month period after purchase by Customer and delivery of a new major release to the prior sequential release of the Software product.


Program Error Severity Levels

Program Error Category                       Calendar Day Acknowledgment Time
----------------------                       --------------------------------

Level 1
     Critical (system down, data corruption)      One (1) day by email

Level 2
     Major business impact                        Two (2) days

Level 3
     Some business impact but workaround          Thirty (30) days
     available

Level 4
     Minimal impact                               Sixty (60) days

                                  Attachment D

                            Quarterly Purchase Goals


Quarterly Purchase Goals ($U.S.)
     First Quarter             $10,000
     Second Quarter            $25,000
     Third Quarter             $50,000
     Fourth Quarter           $100,000

                                  Attachment E

                       Ultraseek Server License Agreement


                              INFOSEEK CORPORATION
                            ONLINE LICENSE AGREEMENT
                      Ultraseek Server-Product Version 3.1

1.   LICENSE

     a. Subject to the terms and conditions of this Online License Agreement (the "Agreement"), Ultraseek Corporation ("Infoseek") grants to You a non-transferable, non-exclusive, limited license to use on a single server the Ultraseek Server Product Version 3.1 in binary executable form only (the "Software"), and the documentation therefor (collectively the "Product"), solely in conjunction with the permitted use hereunder. Such use shall be solely to (i) provide an index of content You select for search only by Your employees and Your contractors; or (ii) provide an index of content created or maintained by You and located on a public Web server maintained by You for search by the public. Such license specifically excludes the use of the Software to index content on any other public Web servers for use by the public. This license shall be limited to indexing the number ("Number") of documents, sites and collections, respectively, specified on Your contract, purchase order, or invoice. If You desire to increase the Number, You may do so by notifying Infoseek and paying the applicable price. A license key which enables the Software may be forwarded to You electronically. The term "Software" includes the Adobe Acrobat Toolkit and related documentation, and any upgrades, modified versions, updates, additions, and copies thereof.

     b. The Software includes the expat XML Parser Toolkit (the "Expat Module"). The source code for the Expat Module is available under the terms and conditions of the Mozilla Public License Version 1.1 (the "Mozilla License"). The source code for the Expat Module and a copy of the Mozilla License are available on the World Wide Web at http://www.jclark.com/xml/expat.html and http://www.mozilla.org/NPL/NPL-1 1Final.html, respectively. Any rights You may have in the source code for the Expat Module under the Mozilla License shall not be deemed to be limited or altered by the terms and conditions of this Agreement. Any terms related to the XML Module herein which differ from the terms of the Mozilla License are offered by Infoseek only and not by the developer or any contributor to the Expat Module.

     c. The HTML and Python source code included in the Product may be used only in conjunction with the Software and modifications to such source code may be made to facilitate use of the Software; provided, however, such use and modifications shall be subject to all the terms and conditions of this Agreement.


     d. You may make one backup copy of the Software, provided the backup copy is not used on any computer. Any copies that you are permitted to make pursuant to this Agreement must contain the same copyright and other proprietary notices that appear on or in the Software.

     e. Nothing herein shall be construed as granting license rights to the Software for any other purpose, including, without limitation, a general Internet or general intranet search service.

     f. THE PRODUCT MAY NOT BE USED, COPIED, TRANSFERRED, OR MODIFIED EXCEPT AS EXPRESSLY PERMITTED BY THIS AGREEMENT.

2.   TERM

     The term of the license granted herein is perpetual unless terminated upon default or as otherwise set forth herein. You may terminate this Agreement and the license hereunder at any time by destroying Your copy of the Product, including backup copies. Such license and this Agreement will also terminate automatically upon Your breach of any provision of this Agreement. Upon any such termination You must immediately destroy all complete and partial copies of the Product, including all backup copies hereof.

3.   TITLE; CONFIDENTIALITY; RESTRICTED USE
     All right, title and interest (including copyright) in and to the Product shall remain in Infoseek and/or its licensors. The Product is also protected by United States Copyright law and international treaty provisions. Portions of the Software may be patented under U.S. Patent 5,659,732. The Product and the structure, organization and code of the Software are confidential and proprietary information of Infoseek and/or its licensors. You agree to take adequate steps to protect the Product from unauthorized disclosure or use. You acknowledge that the source code of the Software remains a confidential trade secret of Infoseek and/or its licensors. Except as expressly permitted herein, You agree not to adapt, translate or modify the Software. You agree not to decipher, decompile, disassemble, reverse engineer or otherwise attempt to discover the source code of the Software, or to knowingly allow others to do so, except to the extent applicable laws specifically prohibit such restriction. You also agree not to alter the Number or create license keys which enable the Software, or to knowingly allow others to do so. Trademarks shall be used in accordance with accepted trademark practice, including identification of trademark owner's name. Such use of any trademark does not give You any rights of ownership in that trademark. Except as stated above, this Agreement does not grant You any intellectual property rights in the Software. Any trademark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in the Software provided to You shall not be removed or altered and shall be accurately reproduced by You on any and all copies of the Software. Title, ownership rights, and intellectual property rights in and to the content accessed through the Software are the property of the applicable content owner and may be protected by applicable copyright or other law. This Agreement grants no rights to such content and Infoseek disclaims any responsibility arising out of or related to any access to intellectual property provided or furthered by use of the Software. If the Software is provided for demonstration and evaluation purposes, it may be used by You for no longer than thirty (30) days (or such longer period authorized by Infoseek in writing), in order for You to determine whether to purchase a license to enabled Software.

4.   WARRANTY DISCLAIMER

     INFOSEEK ASSUMES NO RESPONSIBILITY FOR THE SELECTION OF THE PRODUCT TO ACHIEVE ANY INTENDED PURPOSES, FOR THE PROPER INSTALLATION AND USE OF THE PRODUCT OR FOR VERIFYING THE RESULTS OBTAINED FROM USE OF THIS PRODUCT. INFOSEEK AND ITS LICENSORS DO NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS YOU MAY OBTAIN BY USING THE SOFTWARE. INFOSEEK MAKES NO REPRESENTATIONS ABOUT THE SUITABILITY OF THE PRODUCT, OR ABOUT ANY CONTENT OR INFORMATION MADE ACCESSIBLE BY THE SOFTWARE, FOR ANY PURPOSE. THE PRODUCT IS PROVIDED "AS IS" WITHOUT EXPRESS OR IMPLIED WARRANTIES, INCLUDING, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, OR THAT THE OPERATION OF THE PRODUCT WILL BE UNINTERRUPTED, ERROR-FREE OR VIRUS-FREE. INFOSEEK SHALL NOT BE LIABLE UNDER ANY THEORY FOR ANY DAMAGES SUFFERED BY YOU OR ANY USER OF THE PRODUCT. INFOSEEK MAKES NO REPRESENTATION THAT INFOSEEK WILL SUPPORT THE PRODUCT AND/OR WILL ISSUE UPDATES OR ENHANCEMENTS TO THE PRODUCT. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU. IN THAT EVENT, TO THE EXTENT PERMISSIBLE, ANY IMPLIED WARRANTIES ARE LIMITED IN DURATION TO 90 DAYS FROM THE DATE OF DELIVERY OF THIS PRODUCT. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY HAVE OTHER RIGHTS, WHICH VARY FROM JURISDICTION TO JURISDICTION.

5. For license verification purposes. You acknowledge that the Software may electronically transmit to Infoseek summary data relating to use the Software including, but not limited to, the number of sites, documents and collections indexed, and number of queries. Such transmittals shall not contain any information regarding specific hosts, documents, or queries, and shall be used solely for the purposes of license verification.

6. You agree that the Software will not be shipped, transferred or exported into any country or used in any manner prohibited by the United States Export Administration Act or any other export laws, restrictions or regulations. Infoseek is not responsible for paying any sales or use tax imposed at any time whatsoever on the license of the Product.

7.   LIMITATION OF LIABILITY
     REGARDLESS OF WHETHER ANY REMEDY SET FORTH IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL INFOSEEK OR ITS LICENSORS BE LIABLE
     (i) FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NO LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF PROGRAMS OR INFORMATION, AND THE LIKE), EVEN IF INFOSEEK SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE; OR (ii) FOR ANY CLAIM ATTRIBUTABLE TO ERRORS, OMISSIONS, OR OTHER INACCURACIES IN OR DESTRUCTIVE PROPERTIES OF THE PRODUCT. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT APPLICABLE LAW PROHIBITS SUCH LIMITATION. FURTHERMORE, SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THIS LIMITATION AND EXCLUSION MAY NOT APPLY TO YOU.

8. This Agreement is personal to You. The license granted hereunder does not include the right to sublicense and may not be assigned, by operation of law or otherwise, or transferred without the prior written consent of Infoseek. Any attempted assignment in derogation hereof shall be null and void. You may not loan, rent, or lease the Software. Upon termination, the following sections of this Agreement will survive: 3, 4, 7, 8, 11, and 12. This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., excluding its choice of law provisions and, as to matters affecting copyrights, trademarks and patents, by U.S. federal law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby expressly excluded. If any part of this Agreement is found void and unenforceable, it will not affect the validity of the balance of the Agreement, which shall remain valid and enforceable according to its terms.

9. This license does not grant to You any right, ;license or interest in and to any modifications, enhancements, or updates to the Product. Updates, if available, may be obtained by You at Infoseek's then current standard pricing, terms, and conditions.

10. U.S. Government Rights: The U.S. Federal Government and entities procuring this Product on behalf of the Government hereby agree that this Product qualifies as commercial computer software and computer software documentation within the meaning of the acquisition regulation(s) applicable to this procurement. The terms and conditions for this Agreement shall pertain to the Government's use and disclosure of this Product, and shall supersede any conflicting contractual terms or conditions. The following additional statement applies only to procurements governed by DFARS Subpart 227.4 (October 1988): "Restricted Rights -- Use, duplication and disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1) (ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 (OCT. 1988). Contractor is Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale CA 94089 USA.

11. High Risk Activities. The Software is not fault-tolerant and is not designed, manufactured or intended for use or resale as on-line control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines, or weapons systems, in which the failure of the Software could lead directly to death, personal injury, or severe physical or environmental damage ("High Risk Activities"). Infoseek specifically disclaims any express or implied warranty of fitness for High Risk Activities. You will not knowingly use the Software for High Risk Activities.

12. THIS IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN YOU AND INFOSEEK RELATING TO THE USE OF THE PRODUCT. THE TERMS AND CONDITIONS OF THIS AGREEMENT SHALL PREVAIL NOTWITHSTANDING ANY VARIANCE WITH ANY PURCHASE ORDER OR OTHER WRITTEN INSTRUMENT SUBMITTED BY YOU WHETHER FORMALLY REJECTED BY INFOSEEK OR NOT.

13. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS, IF APPLICABLE, "YOU" OR "YOUR" AS REFERRED TO HEREINABOVE MEANS THE ENTITY OR COMPANY (THE "COMPANY") AT WHICH THE SOFTWARE IS INSTALLED PURSUANT TO THIS AGREEMENT. IN SUCH EVENT, YOU WARRANT AND REPRESENT THAT AS THE INDIVIDUAL CLICKING ON THE "ACCEPT" BUTTON ON THE LICENSE AGREEMENT PAGE OF YOUR INSTALLATION AND/OR INSTALLING THE SOFTWARE YOU ARE AUTHORIZED TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE COMPANY.

You may contact Infoseek at: Ultraseek Corporation, 1399 Moffett Park Drive, Sunnyvale CA 94089 USA, Telephone: (408) 543-6000, Facsimile: (408) 734-9350.

Infoseek, Ultraseek, Ultraseek Server, and the Infoseek logos are trademarks of Infoseek Corporation which may be registered in certain jurisdictions. Abode and Acrobat are trademarks of Abode Systems Incorporated. Copyright (c) 2000 Ultraseek Corporation. All rights reserved.